EXHIBIT 99.1

Rush Enterprises, Inc. Reports Second Quarter Results

  Record quarterly revenues of $1.2 billion, $19.8 million net income
  Class 8 and Class 4-7 new truck sales significantly outpace U. S. retail market
  Second quarter absorption ratio of 120%

SAN ANTONIO, July 22, 2014 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended June 30, 2014, the Company's net income was $19.8 million, or $0.49 per diluted share, compared with net income of $5.6 million, or $0.14 per diluted share, in the quarter ended June 30, 2013. During the second quarter of 2014, the Company incurred a pre-tax charge of $2.0 million in its selling, general and administrative expense related to its agreement with 3M to provide the Company with compressed natural gas fuel tanks and intellectual property for development of a new fuel system. This charge resulted in a reduction of $1.2 million in net income, or $0.03 per diluted share during the second quarter of 2014. During the second quarter of 2013, the Company recognized a pre-tax charge of $10.8 million in its selling, general and administrative expense related to the Retirement and Transition Agreement with W. Marvin Rush. This charge resulted in a reduction of $6.6 million in net income, or $0.16 per diluted share during the second quarter of 2013.

"Moderate freight growth and a stable economy, combined with our ability to offer unique solutions and company-wide efforts to 'integrate and execute' resulted in record-setting performance this quarter," said W. M. "Rusty" Rush, Chairman, Chief Executive Officer and President of Rush Enterprises. "We significantly outpaced the U. S. market in both heavy- and medium-duty new truck sales, achieving record market share in both segments. Total revenues for the quarter topped $1 billion, and we achieved new quarterly records for net income, aftermarket sales and absorption."

"I am grateful to all of our employees for their contribution to the Company's financial performance this quarter. These results could not be achieved without their continued hard work and commitment to keep our customers up and running," Rush said.

Operations

Aftermarket Solutions

Aftermarket services remained strong and accounted for approximately 62% of the Company's total gross profits for the second quarter of 2014. Second quarter parts, service and body shop revenues increased by 36% as compared to the second quarter of 2013. This contributed to a record quarterly absorption ratio of 120.0%.

"Continued repair and maintenance of aged vehicles and increased activity in pre-delivery inspection and vehicle modifications resulting from new truck sales were among the drivers for our strong parts, service and body shop revenues this quarter," explained Rush. "Demand for mobile service also remains strong in the energy sector and is on the rise in other parts of the country as well."

"With the negative impact of seasonal weather conditions that limited days of operation behind us, efforts to integrate operating standards within our Navistar Division and implement continuous improvement across our network paid off in a 9% increase in our absorption compared to the first quarter of 2014," Rush continued.

"We expect that strong aftermarket sales will continue through the remainder of 2014, fueled by the on-going need for vehicle maintenance and repair and growth in our portfolio of aftermarket solutions, including expanded mobile service, regional parts call centers, natural gas capabilities and technology to improve customer communication and vehicle uptime.

Truck Sales

In the second quarter Rush's Class 8 retail sales, which accounted for 6.5% of the U.S. market, increased by 74% over the same time period in 2013. Rush's Class 4-7 medium-duty sales, which accounted for 5.7% of the total U.S. market, increased 49% over the second quarter of 2013.

"During March we began to see the positive impact of a steady economy and improvements in freight movement in our Class 8 truck sales, and this trend continued throughout the second quarter. In particular, sales of our new Class 8 stock trucks significantly increased as independent operators and smaller vocational fleets required work-ready equipment to take advantage of increased activity in energy, construction and refuse segments. Some larger fleets also replaced aged vehicles to reduce maintenance expenses, but fleet expansion remains tempered by the driver shortage and high cost of equipment," said Rush.

"Our Class 4-7 truck sales also significantly outpaced the U. S. retail market. With continued improvement in housing and road construction, our large inventory of Class 4-7 trucks at locations across the country allowed us to provide fast delivery of ready-to-roll equipment to vocational end users, particularly important as lead times from truck manufacturers continue to lengthen. We continue to see sales of trucks across our entire breadth of manufacturers, which includes Peterbilt, International, Hino, Isuzu and Ford. Truck sales to food and beverage fleets and sales of both IC Bus school buses in Ohio and Blue Bird school buses in Texas also contributed to Class 4-7 truck sales this quarter," Rush added.

ACT Research increased its forecast of U. S. Class 8 retail sales to 226,900 units in 2014, up 21% over 2013 and forecasts U. S. Class 4-7 retail sales to be at 196,500 units in 2014, up 9% over last year. "We expect the growth in the economy and improvements in freight movement will continue to have a positive impact on both Class 8 and Class 4-7 new truck sales in the third quarter," said Rush.

Continued Growth

In May, the Company announced an agreement with 3M to pursue the design, manufacture and installation of a portfolio of compressed natural gas (CNG) fuel systems for use in Class 6-8 vehicles. The Agreement allows the Company to engineer, assemble and install CNG fuel systems utilizing 3M's CNG tanks, as well as provide market distribution and aftermarket support. In addition to the initial $2.0 million investment, the Company will continue to incur expenses to bring its CNG fuel system to market.

"We believe our agreement with 3M provides the Company with a unique opportunity to offer a superior CNG solution than what is available today. By pairing the advancements in tank technology from 3M with our national network of sales and service centers, vehicle integration and engineering expertise and proven ability to introduce innovative solutions to the commercial vehicle market, we believe we can accelerate industry adoption and deliver a quality solution that addresses many currently unmet needs. Plans are in place to introduce the new fuel system in Spring, 2015," said Rush.

The Company also acquired certain assets of Truck Parts Depot, Inc, a parts and service associate dealer for International trucks in Gainesville, Georgia. The newly acquired location will operate as part of the Company's Navistar Division as Rush Truck Center – Gainesville and offer parts and service for International trucks.

 "Expanding our service network capabilities also continues as planned, with more than $70 million in capital investments allocated to new facility construction, renovations and expansions. Within our Peterbilt Division, facility projects are underway in seven states, including construction of two new dealership facilities in Colorado and Texas and renovations of existing properties to add more than 160 service bays and 60 natural gas service bays. Similar facility expansions are underway in our Navistar Division, including construction of new dealerships in Ohio and Idaho and renovations in Illinois, Ohio, Missouri and North Carolina," Rush added.

Financial Highlights

In the second quarter, the Company's gross revenues totaled $1,182.5 million, a 49.7% increase from gross revenues of $789.7 million reported for the second quarter ended June 30, 2013.

Parts, service and body shop sales revenue was $331.0 million in the second quarter of 2014, compared to $242.9 million in the second quarter of 2013. The Company delivered 3,642 new heavy-duty trucks, 2,976 new medium-duty commercial vehicles, 489 new light-duty commercial vehicles and 2,021 used commercial vehicles during the second quarter of 2014, compared 2,088 new heavy-duty trucks, 2,001 new medium-duty commercial vehicles, 534 new light-duty commercial vehicles and 1,518 used commercial vehicles during the second quarter of 2013.

"We ended the quarter with a cash position of $131 million, an increase of $37 million from the first quarter of 2014. We expect to continue to generate positive free cash flow and continued increases in our cash position through the second half of 2014," Rush concluded.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the second quarter on Wednesday, July 23, 2014, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until October 10, 2014. Listen to the audio replay until July 30, 2014, by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering the Conference ID 67200051.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier service provider to the commercial vehicle industry and owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird.   The Company's vehicle centers are strategically located in high traffic areas on or near major highways throughout the United States. These one-stop centers offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, demand for the Company's services, the Company's expectations about future revenue, cash flow and cash position, implementation of our business operating system and statements about the addition of new locations are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Shares and Per Share Amounts)

	June 30, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 130,963	$ 217,305
Accounts receivable, net	166,168	103,293
Inventories, net	865,500	802,220
Prepaid expenses and other	10,397	14,341
Deferred income taxes, net	16,249	16,277

Total current assets	1,189,277	1,153,436

Investments	6,812	6,628

Property and equipment, net	842,198	739,663

Goodwill, net	262,862	215,464

Other assets, net	52,415	52,607

Total assets	$ 2,353,564	$ 2,167,798

Liabilities and shareholders' equity
Current liabilities:
Floor plan notes payable	$ 686,897	$ 593,649
Current maturities of long-term debt	129,509	97,243
Current maturities of capital lease obligations	9,759	10,268
Trade accounts payable	106,141	100,375
Customer deposits	32,550	58,319
Accrued expenses	81,477	69,321
Total current liabilities	1,046,333	929,175

Long-term debt, net of current maturities	410,423	385,538
Capital lease obligations, net of current maturities	34,936	35,199
Other long-term liabilities	5,001	4,683
Deferred income taxes, net	145,267	147,822

Shareholders' equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2014 and 2013	–	–
Common stock, par value $.01 per share; 60,000,000 class A shares and 20,000,000 class B shares authorized; 29,711,786 class A shares and 10,117,979 class B shares outstanding in 2014; and 28,910,505 class A shares and 10,304,518 class B shares outstanding in 2013	423	414
Additional paid-in capital	264,614	243,154
Treasury stock, at cost: 2,441,723 class B shares in 2014; and 2,194,519 class B shares in 2013	(38,349)	(30,821)
Retained earnings	485,688	453,836
Accumulated other comprehensive loss, net of tax	(772)	(1,202)

Total shareholders' equity	711,604	665,381

Total liabilities and shareholders' equity	$ 2,353,564	$ 2,167,798

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenues:
New and used truck sales	$ 797,291	$ 508,194	$ 1,398,191	$ 997,804
Parts and service	330,982	242,928	639,956	474,407
Lease and rental	44,057	31,358	85,046	61,498
Finance and insurance	5,256	3,838	9,332	6,971
Other	4,875	3,356	8,603	5,782

Total revenue	1,182,461	789,674	2,141,128	1,546,462

Cost of products sold:
New and used truck sales	738,851	473,153	1,296,993	925,727
Parts and service	212,016	152,449	410,719	298,162
Lease and rental	38,245	26,384	74,142	51,097

Total cost of products sold	989,112	651,986	1,781,854	1,274,986

Gross profit	193,349	137,688	359,274	271,476

Selling, general and administrative	149,260	118,628	283,705	220,734

Depreciation and amortization	9,177	7,259	17,995	14,369

Gain (loss) on sale of assets	20	(12)	104	29

Operating income	34,932	11,789	57,678	36,402

Interest expense, net	2,543	2,480	5,674	4,993

Income before taxes	32,389	9,309	52,004	31,409

Provision for income taxes	12,551	3,677	20,152	12,230

Net income	$ 19,838	$ 5,632	$ 31,852	$ 19,179

Earnings per common share :
Basic	$ .50	$ .14	$ .81	$ .49
Diluted	$ .49	$ .14	$ .78	$ .47

Weighted average shares outstanding:
Basic	39,751	39,552	39,544	39,337
Diluted	40,849	40,581	40,682	40,446

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance and assess capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	June 30, 2014	June 30, 2013
New heavy-duty vehicles	$ 487,339	$ 292,722
New medium-duty vehicles (including bus sales revenue)	206,547	137,361
New light-duty vehicles	14,975	16,618
Used vehicles	84,450	57,882
Other vehicles	3,980	3,611

Absorption Ratio	120.0%	114.9%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships, and considers Rush Truck Centers' "absorption ratio" to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and body shop departments by the overhead expenses of all of a dealership's departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	June 30, 2014	June 30, 2013
Floor plan notes payable	$ 686,897	$ 572,311
Current maturities of long-term debt	129,509	77,731
Current maturities of capital lease obligations	9,759	10,013
LONG-TERM DEBT, net of current maturities	410,423	341,999
CAPITAL LEASE OBLIGATIONS, net of current maturities	34,936	37,638
Total Debt (GAAP)	1,271,524	1,039,692
Adjustments:
Debt related to lease & rental fleet	(475,540)	(346,373)
Floor plan notes payable	(686,897)	(572,311)
Adjusted Total Debt (Non-GAAP)	109,087	121,008
Adjustments:
Cash and cash equivalents	(130,963)	(203,534)
Adjusted Net Debt (Non-GAAP)	$ (21,876)	$ (82,526)

Management uses "Adjusted Total Debt" to reflect the Company's estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and "Adjusted Net Debt" to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company's balance sheet. The FPNP is used to finance the Company's new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company's credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company's lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company's rental business.  In both cases, the lease and rental payments fully cover the capital costs of the lease & rental fleet (i.e., the principal repayments and interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company's total debt for this purpose provides management a more accurate picture of the Company's capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. "Adjusted Total Debt" and "Adjusted Net Debt" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company's debt obligations, as reported in the Company's consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	June 30, 2014	June 30, 2013
Net Income (GAAP)	$ 61,890	$ 48,306
Provision for income taxes	39,766	29,651
Interest expense	11,374	11,304
Depreciation and amortization	33,551	27,446
(Gain) on sale of assets	(80)	(118)
EBITDA (Non-GAAP)	146,501	116,589
Adjustments:
Interest expense associated with FPNP	(8,200)	(7,145)
W. Marvin Rush retirement payment accrual	−	10,777
Adjusted EBITDA (Non-GAAP)	$ 138,301	$ 120,221

The Company presents EBITDA and Adjusted EBITDA as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management's presentation of Adjusted Total Debt, in each case reflecting management's view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management a more accurate picture of its operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analysis. Management recorded a one-time charge to selling, general and administrative expense during the second quarter of 2013 related to the Retirement and Transition Agreement between W. Marvin Rush and the Company. Management views this as a non-recurring event that is not indicative of the core operating expenses of the Company. Management believes adding back this one-time charge to EBITDA provides both the investors and management a more accurate picture of the Company's core operating results. "EBITDA" and "Adjusted EBITDA" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company's consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	June 30, 2014	June 30, 2013
Net cash provided by operations (GAAP)	$ 181,274	$ 323,238
Acquisition of property and equipment	(225,270)	(174,967)
Free cash flow (Non-GAAP)	(43,996)	148,271
Adjustments:
Draws (payments) on floor plan financing, net	86,427	(65,564)
Proceeds from L&RFD	210,699	146,371
Debt proceeds related to business acquisitions	(53,650)	(64,000)
Principal payments on L&RFD	(101,074)	(82,656)
Non-maintenance capital expenditures	31,344	35,224
Adjusted Free Cash Flow (Non-GAAP)	$ 129,750	$ 117,646

"Free Cash Flow" and "Adjusted Free Cash Flow" are key financial measures of the Company's ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company's operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities, (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities, (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities, (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities, and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities and the development of the SAP enterprise software) that are not considered necessary to maintain the current level of cash generated by the business. "Free Cash Flows" and "Adjusted Free Cash Flows" are both presented so that investors have the same financial data that management uses in evaluating the Company's cash flows from operating activities. "Free Cash Flow" and "Adjusted Free Cash Flow" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company's consolidated Statement of Cash Flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	June 30, 2014	June 30, 2013
Total Shareholders' equity (GAAP)	$ 711,604	$ 640,167
Adjusted net debt (Non-GAAP)	(21,876)	(82,526)
Adjusted Invested Capital (Non-GAAP)	$ 689,728	$ 557,641

"Adjusted Invested Capital" is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company's leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. "Adjusted Total Debt" and "Adjusted Invested Capital" are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

CONTACT: Rush Enterprises, Inc., San Antonio
         Steven L. Keller, 830-626-5226